                           EMPLOYMENT/CONSULTING AGREEMENT


    This Employment/Consulting Agreement ("Agreement") is made and entered into effective as of July 1, 1997, by and between John V. Crisan (the "Executive") and Access Health, Inc., a Delaware corporation (the "Company"). The Company and Executive are sometimes collectively referred to as "the Parties."

    WHEREAS, the Parties entered into a certain severance agreement as of January 28, 1997, (the "Prior Severance Agreement") attached hereto as Exhibit A.

    WHEREAS, the Parties have agreed to exchange this Agreement for the Prior Severance Agreement.

    NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive agree as follows:

    1.   DUTIES AND SCOPE OF EMPLOYMENT/CONSULTANCY.

         (a) POSITION. The Company agrees to employ the Executive under the terms of this Agreement in the position of Senior Vice President, Treasurer and Chief Accounting Officer; provided, however, that beginning on the Transition Date (defined below), Executive's status shall change to consultant to the Company.

         (b) OBLIGATIONS. Beginning July 1, 1997, and continuing until May 1, 1998 (the "Transition Date"), the Executive shall devote his full business efforts and time to the Company. The foregoing, however, shall not preclude the Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and services do not interfere or conflict with Executive's responsibilities to the Company and do not represent business conflicts with the Company's business.

    Beginning on the Transition Date, the Executive shall be a consultant to the Company. For the remaining Term of this Agreement (as defined below), as a consultant Executive shall be available on an as-needed basis for up to forty
(40) hours per month (including travel time). If more time is required, then such additional services shall be provided according to mutually agreed-upon terms.

         (c) COMPANY POLICIES. Executive shall comply with all of the Company's rules and regulations applicable to the executives of the Company and with all of the Company's policies applicable to other similarly situated executives established by the Company's management and Board of Directors (the "Board").

         (d)  BASE COMPENSATION.  The Executive shall be paid a base salary
(the "Initial Base Compensation") of $152,250 annually, payable bi-weekly. The Base Compensation shall be subject to review annually for increases by the Board in its sole discretion in connection with the annual review of salary and benefits for the Company's management. (The term "Base Compensation" as used for purposes of Section 6 shall include the Initial Base Compensation together with any approved increase then in effect.)

    2.   DEFINITIONS.  As used herein, the following definitions shall apply:

         (a) "AFFILIATE" of a person or entity shall mean another person or entity that directly or indirectly controls, is controlled by, or is under common control with the person or entity specified.

         (b) "CAUSE" shall mean the termination of employment/consultancy of Executive shall have taken place as a result of (i) Executive's continued failure to substantially perform Executive's principal duties and responsibilities during the period from the Effective Date of this Agreement to the Transition Date (other than as a result of Disability or death) after thirty
(30) days written notice from the Company specifying the nature of Executive's failure and demanding that such failure be remedied; (ii) Executive's material and continuing breach of his obligations to the Company set forth in this Agreement, the Confidentiality Agreement (as defined herein), any non-competition agreement between the Parties or any written policy of the Company applicable to all officers after thirty (30) days written notice from the Company specifying the nature of Executive's breach and demanding that such breach be remedied (unless such breach by its nature cannot be cured, in which case notice and an opportunity to cure shall not be required); (iii) Executive's being convicted of a felony; or (iv) act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or personal enrichment of Executive at the expense of the Company.

         (c) "CHANGE IN CONTROL" shall mean: (i) a reorganization or merger of the Company with or into any other corporation which will result in the Company's stockholders immediately prior to such transaction not holding, as a result of such transaction, at least 50% of the voting power of the surviving or continuing entity; (ii) a sale of all or substantially all of the assets of the corporation which will result in the Company's stockholders immediately prior to such sale not holding, as a result of such sale, at least 50% of the voting power of the purchasing entity; (iii) a transaction or series of related transactions which result in more than 50% of the voting power of the Company being controlled by a single holder; (iv) a change in the majority of the Board not approved by at least two-thirds of the Company's directors in office prior to such change; (v) the adoption of any plan of liquidation providing for the distribution of all or substantially all of its assets; or (vi) any "person," as that term is currently used in Section 3(a)(9) and 13(d) of the Securities Exchange Act, becomes a "beneficial owner," as that term is currently used in Rule 13d-3 promulgated under that Act, of 45% or more of the voting stock of the Company.

         (d) "CONSTRUCTIVE TERMINATION" shall mean a termination of employment/ consultancy due to any of the following unless agreed to by
Executive: (i) a reduction in Executive's salary or benefits, excluding the substitution of substantially equivalent compensation and benefits;

(ii) relocation of Executive to a location more than 25 miles from his current location; (iii) failure of a successor to assume and perform under this Agreement or (iv) termination as a result of Disability. If any of the events set forth in (i) through (iii) above shall occur, Executive shall give prompt written notice to the Company and shall have sixty (60) days from the notice or ninety (90) days from the event, whichever is earlier, to exercise his rights to terminate for Constructive Termination or such right shall be deemed waived as to such event, but not as to any future event.

         (e) "DISABILITY" shall mean that the Executive, at the time notice is given, has been unable to perform Executive's duties under this Agreement for a period of not less than ninety (90) days consecutively as the result of Executive's incapacity due to physical or mental illness. In the event that the Executive resumes the performance of substantially all of Executive's duties hereunder within 90 days of the commencement of leave before the termination of employment/consultancy becomes effective, any notice of termination shall automatically be deemed to have been revoked. This paragraph will be enforced in compliance with the Americans with Disabilities Act.

    3.   EXECUTIVE BENEFITS.

         (a) GENERAL. During the Term of this Agreement, the Executive shall be entitled to participate in the Company Management Incentive Plan up to 30% of Base Compensation. Awards under such Plan will range from 0% to 30% based upon Executive's performance. Executive also shall be entitled to participate in pension plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid time off (which will accrue for the Executive at a rate of 7.70 hours a pay period beginning on the effective date of this Agreement, or not less than 25 days a year) and similar plans or programs made available to executives of the Company, subject in each case to the generally applicable terms and conditions of the plan or program and the decision of the Board of Directors or administrators of such plan.

         (b) STOCK AWARDS. The Executive has been granted stock options to purchase shares of the Company's Common Stock as set forth on Exhibit B attached hereto and by this reference incorporated herein. Executive will be eligible to receive additional stock option grants in the sole discretion of the Company's Compensation Committee on the same basis as Company's other executives. In the event of a Change of Control prior to June 30, 1999, as defined herein or in the Employee Stock Option Plan, with the lowest Change of Control shareholder controlling for the purpose, all such stock options held by Executive to purchase shares of the Company's Common Stock shall become fully vested and exercisable. In addition, options to purchase 21,450 shares granted prior to November, 1996, with vesting dates after May, 1999, shall become fully vested and exercisable as of July 1, 1997.

    4. BUSINESS EXPENSES AND TRAVEL. During the Term of Executive's employment/consultancy under this Agreement, Executive shall be authorized to incur necessary and reasonable travel, temporary living, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.



    5.   TERM OF EMPLOYMENT/CONSULTANCY.

         (a) BASIC RULE. The Company agrees to continue Executive's employment/consultancy, and Executive agrees to remain an employee of or consultant to the Company, as applicable, during the Term of this Agreement pursuant to the provisions of this Agreement.

         (b) TERMINATION BY THE COMPANY. The Company may terminate Executive's employment/consultancy, with thirty (30) days advance notice in writing, only for Cause or as a result of Disability.

                   (i) TERMINATION WITHOUT CAUSE INCLUDING CONSTRUCTIVE TERMINATION AND TERMINATION AS A RESULT OF DISABILITY. If the Company terminates Executive's employment/ consultancy during the Term of this Agreement for any reason whatsoever, including a Constructive Termination and termination as a result of Disability and other than voluntary termination of employment/consultancy or Termination for Cause, the provisions of Section 6 (a) shall apply.

                   (ii) TERMINATION FOR CAUSE. If the Company terminates Executive's employment/consultancy for Cause during the Term of this Agreement, the provisions of Section 6(b) shall apply.

                   (iii) TERMINATION ON DEATH. If the Company terminates Executive's employment/consultancy as a result of Executive's death, the provisions of Section 6(c) shall apply.

         (c) VOLUNTARY TERMINATION BY THE EXECUTIVE. The Executive may terminate Executive's employment/consultancy voluntarily by giving the Company thirty (30) days advance notice in writing, at which time the provisions of
Section 6(b) shall apply. However, if the Executive terminates Executive's employment/consultancy pursuant to this Section 5(c) as a result of the occurrence of any of the events set forth in the definition of a Constructive Termination, such termination shall for all purposes of this Agreement be deemed a termination by the Company without Cause and the provisions of Section 6(a) shall apply; provided, if applicable, the Executive has provided written notice to the Company reasonably specifying the reasons why one of such events in the definition of a Constructive Termination has occurred, and the Company has not cured such event within twenty (20) days after receipt of such notice. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement in this Section 5.

    6.   PAYMENTS UPON TERMINATION OF EMPLOYMENT/CONSULTANCY.

         (a) PAYMENTS UPON TERMINATION PURSUANT TO SECTION 5(b)(i). If the Executive's employment/consultancy is terminated by the Company pursuant to
Section 5(b)(i), the Executive shall be entitled to receive the following:

                   (i) SEVERANCE PAYMENT. The Company shall continue to pay to the Executive his Base Compensation (the "Severance Payment") for the remainder of the Term (the "Severance Period"), plus any amounts to which Executive is entitled under then current Company policies. Such Base Compensation amount shall be determined with reference to the Base Compensation in effect for the month in which the date of employment/consultancy termination occurs.

                   (ii) STOCK OPTIONS. All stock options shall continue to vest according to their respective terms through the end of the Term, and shall remain exercisable for one year following the end of the Term. Executive acknowledges that incentive stock option treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), will not be available unless such options are exercised within the time prescribed in the Code. Any stock option not exercised by the end of such period shall be automatically cancelled. Except as accelerated pursuant to a Change of Control as provided in
Section 3(b), the vesting of Executive's stock options shall not be accelerated.

                   (iii) METHOD OF PAYMENT. The Severance Payment shall be made in bi-weekly payments during the Severance Period.

                   (iv) HEALTH AND WELFARE BENEFITS. The Company shall continue to provide health and welfare benefits for the duration of the Severance Period. Such benefits will be discontinued to the extent that Executive receives similar benefits in connection with new employment.
Executive will also be entitled to such payments and benefits as may be provided under applicable benefit plans and programs of the Company.

                   (v) PAYMENT IN LIEU OF CONTRACT DAMAGES. The Severance Payment shall be in lieu of any further payments to the Executive and any further accrual of benefits with respect to periods subsequent to the date of the employment/consultancy termination.

                   (vi) DEATH DURING THE SEVERANCE PERIOD. In the event Executive dies during the Severance Period, his estate or beneficiaries (as the case may be) shall be paid the benefits set forth in this Section 6(a).

                   (vii) NO DUTY TO MITIGATE. The Executive shall not be required to mitigate the amount of any payment contemplated by this Section 6(a) (whether by seeking new employment or in any other manner).

         (b) TERMINATION BY COMPANY FOR CAUSE OR VOLUNTARY TERMINATION. If the Executive's employment/consultancy is terminated pursuant to
Section 5(b)(ii), or voluntarily (other
than upon a Constructive Termination) pursuant to Section 5(c), no compensation or payments will be paid or provided to Executive for the periods following the date when such a termination of employment/consultancy is effective. Notwithstanding the preceding sentence, Executive's rights under the benefit plans and option agreements of the Company shall be determined under the provisions of those plans and agreements, provided Executive shall have three
(3) months from the date of termination of employment/consultancy in which to exercise any non-qualified stock option and three (3) months from the date of termination of employment/consultancy to exercise any incentive stock option in each case to the extent such options are exercisable as of the date of termination.

         (c) TERMINATION ON DEATH. If the Executive's employment/consultancy terminates due to his death, the Executive's estate or beneficiaries (as the case may be) shall be promptly entitled to:

                   (A) Base Compensation, at his then current rate, through the end of the Term;

                   (B) a pro-rata annual incentive award for the year in such termination occurs, payable in a lump sum promptly thereafter;

                   (C) acceleration of vesting of options as set forth on Exhibit B attached hereto;

                   (D) the continued right to exercise any vested stock option outstanding on the date of termination for 12 months after that date;

                   (E) the balance of any incentive awards earned (but not yet paid);

                   (F) any other amounts earned, accrued or owing to the Executive but not yet paid;

                   (G) other or additional benefits in accordance with applicable plans and programs of the Company.

         (d) CHANGE OF CONTROL TERMINATION. Upon a Change of Control prior to the Transition Date, the Executive's employment shall automatically terminate and the Executive shall be entitled to receive the following:

              (i) SEVERANCE PAYMENT. The Company shall continue to pay to the Executive his Base Compensation for twenty-four (24) months (the "Severance Payment"), plus any amounts to which Executive is entitled under then current Company policies. Such Base Compensation amount shall be determined with reference to the Base Compensation in effect for the month in which the date of employment/consultancy termination occurs.

              (ii) METHOD OF PAYMENT. The Severance Payment shall be made in bi-weekly payments during the 24-month period.

              (iii) HEALTH AND WELFARE BENEFITS. The Company shall continue to provide health and welfare benefits for the 24-month period. Such benefits will be discontinued to the extent that Executive receives similar benefits in connection with new employment. Executive will also be entitled to such payments and benefits as may be provided under applicable benefit plans and programs of the Company.

              (iv) PAYMENT IN LIEU OF CONTRACT DAMAGES. The Severance Payment shall be in lieu of any further payments to the Executive and any further accrual of benefits with respect to periods subsequent to the date of the Change of Control.

              (v)    DEATH.  In the event Executive dies during the twenty-four
(24) month period following a Change of Control, his estate or beneficiaries (as the case may be) shall be paid the benefits set forth in this Section.

              (vi) NO DUTY TO MITIGATE. The Executive shall not be required to mitigate the amount of any payment contemplated by this Section 6(d) (whether by seeking new employment or in any other manner).

    7. CODE SECTION 280G PAYMENTS. Anything in this Agreement to the contrary, if the aggregate of the amounts due the executive under this Agreement and any other plan or program of the Company constitutes a "Parachute Payment," as such term is defined in Section 280G of the Internal Revenue Code of 1986 (the "Code"), and the amount of the Parachute Payment, reduced by all Federal, state and local taxes applicable thereto, including, the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount the Executive would receive, after taxes, if he were paid only three times his Base Amount as defined in Section 280G(b)(3) of the Code less $1.00, then the payments to be made to the Executive under this Agreement which are contingent on a Change in Control shall be reduced to an amount which, when added to the aggregate of all other payments to the Executive which are contingent on a Change in Control, will make the total amount of such payments equal to three times his Base amount less $1.00. The determinations to be made with respect to this paragraph shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of being requested to do so by the Company or the Executive. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Executive shall be responsible for payment of any excise tax imposed under
Section 4999 of the Code on any Parachute Payment as described in this Section.


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

    8. PROPRIETARY INFORMATION. The Executive agrees to comply fully with the Company's policies relating to non-disclosure of the Company's trade secrets and proprietary information and processes, as set out in the Confidentiality Agreement set out as Exhibit C hereto (the "Confidentiality Agreement").

    9.   SUCCESSORS.

         (a) COMPANY SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume this Agreement and agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by this Agreement or by operation of law.

         (b) EXECUTIVE'S SUCCESSORS. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

    10. NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five days after being mailed by first class mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

    11. TERM OF AGREEMENT. The term of this Agreement (the "Term") shall be from the Effective Date until June 30, 1999.

    12.  MISCELLANEOUS PROVISIONS.

         (a) WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and an officer or a director of the Company authorized by the Board of Directors. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

         (b) WHOLE AGREEMENT. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes and replaces any and all previous agreements, including but not limited to the Severance Agreement entered into by the Parties as of January 28, 1997, regarding Executive's compensation or terms of employment or consultancy. This Agreement shall supersede the provisions regarding acceleration of vesting provided in any stock option agreements.

         (c) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado.

         (d) SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

         (e) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Denver County, Colorado, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         (f) NO ASSIGNMENT OF BENEFITS. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (f) shall be void.

         (g) LIMITATION OF REMEDIES. If the Executive's employment/consultancy terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

         (h) EMPLOYMENT TAXES. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

         (i) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         (j) REPRESENTATION BY COUNSEL. Executive represents that Executive has had the opportunity to seek independent legal counsel in connection with entering into the Agreement.

         (k) ATTORNEY'S FEES. In any action or arbitration brought under this Agreement, the prevailing party shall be entitled to his attorneys' fees and costs.

    IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


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

ACCESS HEALTH, INC.                     JOHN V. CRISAN


By:
    -------------------------------    -----------------------------------

Print Name:
            -----------------------

Title:
       ----------------------------








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

                                      EXHIBIT B
                                      ---------

                                 SCHEDULE OF OPTIONS


                                                          Options Accelerated
Date of    Exercise   Outstanding      Vested As               Upon Death
 Grant      Price       Options       Of 1-Jul-97  (With Vesting Dates)
-------    --------  --------------   ----------- ----------------------
                    (As of 1-Jul-97)  (See Note A)         7/1/97   -    after
                                                          5/18/99        5/18/99

Apr-94     $ 6.67    31,500             10,500             21,000         -
Jan-95     $10.25     7,800              3,900              3,900         -
Oct-95 $17.83        30,000             18,000             12,000         -
Oct-95 $17.83        15,000              7,500              7,500         -

May-97     $14.38    20,000 (B)            0                8,000        12,000
May-97     $14.38    30,000 (C)            0               12,000        18,000

TOTAL               134,300             39,900             64,400        30,000

Notes:
    (A) Includes the options referred to in Paragraph 3(b) which provides that options to purchase 21,450 shares granted prior to November, 1996, with vesting dates after May, 1999, shall become fully vested and exercisable as of July 1, 1997.

    (B)  November, 1996, grant reissued as of May 1, 1997.

    (C)  Additional options granted as of May 1, 1997.



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